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                                                                  Exhibit (a)(3)


                                                      SPECTRA-PHYSICS
                                                      1335 Terra Bella Avenue
                                                      Mountain View, CA 94043
                                                      Telephone: (650)961-2550
                                                      Fax: (650)968-5215

                                                      November 30, 2001

Dear Stockholder:

     On November 16, 2001, Thermo Electron Corporation, through a wholly-owned subsidiary, commenced a tender offer to acquire all of the issued and outstanding shares of common stock of Spectra-Physics, Inc. at a price of $17.50 per share in cash. After the completion of the tender offer, Thermo Electron plans to effect a "short-form" merger in which each publicly-held share of Spectra-Physics common stock not purchased in the offer would be exchanged for $17.50 per share in cash.

     Your Board of Directors established a Special Committee, comprised solely of three directors who have no affiliation with Thermo Electron, to consider and make a recommendation regarding the offer to the stockholders of the Company.

     THE SPECIAL COMMITTEE IS NOT MAKING A RECOMMENDATION, IS EXPRESSING NO OPINION AND IS REMAINING NEUTRAL WITH RESPECT TO THE TERMS OF THERMO ELECTRON'S TENDER OFFER.

     Because the Special Committee is not making a recommendation with respect to the offer, you must make your own decision whether to tender your shares and accept the offer. The Special Committee urges you to make your own decision based on all of the information available to you, including the factors considered by the Special Committee and described in the enclosed Schedule 14D-9, and to that end, urges that you read the enclosed materials carefully and in their entirety.

     Thank you for your careful consideration of this matter.

                                          Sincerely,

                                          THOMAS F. RYAN, JR.
                                          CHAIRMAN OF THE SPECIAL COMMITTEE OF
                                          THE BOARD OF DIRECTORS